Exhibit 15.1

April 26, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Embotelladora Andina S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16 F of Form 20-F, as part of the Annual Report on Form 20-F of Embotelladora Andina S.A. for the year ended December 31, 2016. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers

ITEM 16F.  CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Pursuant to the Chilean Corporations Act, the Company is obliged to elect on an annual basis its principal accountant. The election takes place at the annual shareholders´ meeting. The audit committee and the directors committee independently submitted to the board of directors their proposal for the election of the principal accountant for fiscal year 2017. The board of directors´ at its meeting held on March 28, 2017 agreed to propose to the annual shareholders´ meeting of April 26, 2017 three candidates: EY Servicios Profesionales de Auditoría y Asesorías SpA. was proposed in first place, and PricewaterhouseCoopers Consultores Auditores SpA (“PwC Chile”), in second place and KPMG Auditores Consultores Ltda (“KPMG”), in third place.

At the referred annual shareholders´ meeting held April 26, 2017, EY Servicios Profesionales de Auditoría y Asesorías SpA. was elected as principal accountant for the fiscal year 2017. As a consequence, PwC Chile was dismissed as our independent registered public accounting firm on April 26, 2017. Such dismissal becomes effective upon completion by PwC Chile of its procedures on the financial statements of Embotelladora Andina S.A. as of and for the year ended December 31, 2016 and the filing of the related Form 20-F.

The reports of PwC Chile on the financial statements for the fiscal years ended December 31, 2016 and 2015 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period through April 26, 2017, there have been no disagreements with PwC Chile on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC Chile would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period through April 26, 2017, there have been no reportable events (as defined in Item 16F (a)(1)(v) of Form 20-F).

The Registrant has requested that PwC Chile furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 26, 2017, is filed as Exhibit 15.1 to this Form 20-F.